Exhibit 99.1

Capital Bank Financial Corp. Announces Completion of Acquisition of Southern Community Financial Corporation

Coral Gables, FL – October 1, 2012:  Capital Bank Financial Corp. (NASDAQ: CBF) (“Capital Bank Financial”), formerly known as North American Financial Holdings, Inc., a North Carolina-based national bank holding company, today announced the completion of its acquisition of Southern Community Financial Corporation (NASDAQ: SCMF) (“Southern Community”), through the merger of Southern Community with a subsidiary of Capital Bank Financial.

“We are pleased with the successful consummation of the transaction with Southern Community, and look forward to welcoming Southern Community’s customers to the Capital Bank family,” said R. Eugene Taylor, Chief Executive Officer of Capital Bank.

Capital Bank Financial anticipates a near term combination of Southern Community Bank and Trust, Southern Community’s primary banking subsidiary, with Capital Bank, N.A., Capital Bank Financial’s primary banking subsidiary.

In connection with the closing of the acquisition, Capital Bank Financial has acquired all of the securities issued by Southern Community to the U.S. Department of the Treasury, for an aggregate purchase price of $46.9 million in cash.

About Capital Bank Financial Corp.

Capital Bank Financial is a national bank holding company that was incorporated in the State of Delaware in 2009.  Capital Bank Financial has raised approximately $1 billion of equity capital with the goal of creating a regional banking franchise in the southeastern region of the United States.  Capital Bank Financial has previously invested in First National Bank of the South, MetroBank of Dade Country, Turnberry Bank, TIB Financial Corp., Capital Bank Corporation and Green Bankshares, Inc.  Capital Bank Financial is the parent of Capital Bank, National Association, a national banking association with approximately $7.8 billion in total assets and 165 full-service banking offices throughout southern Florida and the Florida Keys, North Carolina, South Carolina, Tennessee and Virginia.  Capital Bank Financial is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor.

For more information, contact Christopher G. Marshall at (704) 554-5901.

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